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                                                                   EXHIBIT 2.02


           ACCORD AND SATISFACTION AND RELEASE OF MORTGAGES AGREEMENT

         This Accord and Satisfaction and Release of Mortgages Agreement ("Agreement") dated as of February 3, 1997 by LEISURE TIME CASINOS AND RESORTS, INC., a Colorado corporation ("Leisure Time"), STAR OF CINCINNATI, INC., an Ohio corporation ("Star") and HENRY E. DAVIS, TRUSTEE ("Trustee").

                                  WITNESSETH:

         WHEREAS, Star on May 28, 1992, granted to Trustee a mortgage recorded with the United States Coast Guard, St. Louis, Missouri at Book PM-139, Page 225, in the amount of $2,300,000, and a mortgage recorded with the United States Coast Guard, St. Louis, Missouri at Book PM-130, Page 225, in the amount of $700,000, securing indebtedness in the aggregate amount of $3,000,000 (together, the "Davis Mortgages");

         WHEREAS, Star and Leisure Time are parties to an Amended and Restated Asset Purchase Agreement ("Asset Purchase Agreement") dated as of January 31, 1997 which provides that as a condition to the closing of Leisure Time's obligations under the Asset Purchase Agreement, Star, Leisure Time and Trustee shall have entered into an agreement whereby in consideration of Leisure Time's issuance to Trustee of 150,000 unregistered shares of Leisure Time's common stock, Trustee shall execute and deliver to Leisure Time documentation evidencing and providing for the satisfaction, termination, release and discharge of the Davis Mortgages and the payment in full of all indebtedness secured by the Davis Mortgages.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutuality of this Agreement, the parties agree as follows:

         1. Capitalized Terms. Capitalized terms not defined herein shall have the meanings assigned to them in the Asset Purchase Agreement.

         2. Issuance of Shares. Leisure Time shall issue to Trustee 150,000 shares of its Common Stock ("Shares"). The Shares will not be registered under the Securities Act of 1933 (the "Act") or under the laws of any state and in accepting delivery of the Shares, the Trustee shall thereby acknowledge Leisure Time is not obliged to so register any of the Shares at any time in the future. The certificate or certificates representing the Shares shall include a customary legend to the effect that the Shares may not be transferred by the holder thereof in the absence of (a) an effective registration statement for the shares under the Act and applicable state laws or (b) an opinion of counsel for Leisure Time that such registration is not required. Leisure Time shall deliver a certificate representing the Shares to the Trustee as soon as practicable after the date of this Agreement.

         3. Satisfaction of Davis Mortgages and Indebtedness. In consideration of the issuance of the Shares, the Trustee hereby satisfies, terminates, releases and discharges the Davis Mortgages and all indebtedness secured by the Davis Mortgages is hereby deemed to be paid in full.

         4. Release and Discharge. Trustee does hereby release and discharge Star and Leisure Time from and against any and all claims, causes of action, liabilities and demands of any nature,

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kind or description whatsoever relating, directly or indirectly, to the Davis
Mortgages or any indebtedness secured by the Davis Mortgages.

         5. Further Assurances. Trustee further agrees to execute and deliver, at any time and from time to time after the date hereof, such satisfactions of mortgage, releases, termination statements and other documents and instruments as Leisure Time may reasonably request in connection with the foregoing provisions of the this Agreement.

         6. Put Option. In the event Leisure Time's initial public offering of its Common Stock shall not have been closed on or before February 3, 2000, Trustee shall be entitled, during the period beginning on February 3, 2000 and ending on May 3, 2000, but only during such period, to sell to Leisure Time, upon 30 days' prior written notice to Leisure Time, all or any portion of the Shares for a price of $7.50 per share. Leisure Time shall pay Trustee the aggregate price for all Shares so sold, without interest, at the rate of 10% per month for 10 consecutive months with the first such payment due on the closing date of Trustee's sale of the Shares to Leisure Time and each subsequent monthly payment due on the same day in each consecutive month thereafter until such aggregate price shall have been paid in full. The certificate or certificates representing the Shares shall also include a legend to the effect of the foregoing provisions of this Section 6.

         7. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Ohio and all of its terms and conditions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                  LEISURE TIME CASINOS AND RESORTS, INC.,
                                  a Colorado corporation

                                  By:      /s/
                                      --------------------------------------
                                      Name:
                                      Title:

                                  STAR OF CINCINNATI, INC., an Ohio corporation


                                  By:      /s/
                                      --------------------------------------
                                      Name:
                                      Title:

                                          /s/
                                      ---------------------------------------
                                      Henry E. Davis, Trustee